Exhibit 2(b)

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                 ST. PAUL FIRE AND MARINE INSURANCE COMPANY
                 385 Washington Street, MC 517A
                 St. Paul, Minnesota 55102


                                        September 26, 2001


OLD MUTUAL PLC
Lansdowne House
57 Berkeley Square
3rd Floor
London
W1J 6ER
United Kingdom

OLD MUTUAL U.S. LIFE HOLDINGS, INC.
12900 Metcalf, Suite 200
Overland Park, Kansas  66213

Dear Sirs:

          This letter agreement amends the Stock Purchase
Agreement, dated as of April 26, 2001 (the "Stock Purchase
Agreement"), between you and us, as set forth herein.

          Section 1.3(a)(i) of the Stock Purchase Agreement is amended to read in full as follows:

          "(i) Purchaser shall deliver $285,000,000 plus accrued interest at the LIBOR rate from June 30, 2001 through to the next Business Day after the Escrow Closing Date (or, if a Closing Date has been mutually agreed upon in writing by Parent and Seller which is later than the next Business Day after the Escrow Closing Date, through to such later Closing Date) in immediately available funds (the "Cash Consideration") to The Bank of New York (the "Escrow Agent"), which shall be held and disbursed by the Escrow Agent pursuant to the terms and conditions of this Agreement and of the Escrow Agreement, dated as of September 26, 2001, among St. Paul Fire and Marine Insurance Company, Old Mutual plc and the Escrow Agent (the "Escrow Agreement"); and".

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          Section 1.3(b) of the Stock Purchase Agreement is
amended to read in full as follows:

          "(b) Subject to the terms and conditions contained herein, in consideration for the sale and delivery of the Surplus Note, at the Escrow Closing, Note Purchaser shall deliver $50,000,000 plus accrued interest on the Surplus Note through to the next Business Day after the Escrow Closing Date (or, if a Closing Date has been mutually agreed upon in writing by Parent and Seller which is later than the next Business Day after the Escrow Closing Date, through to such later Closing Date), in immediately available funds (the "Surplus Note Consideration") to the Escrow Agent, which shall be held and disbursed by the Escrow Agent pursuant to the terms and conditions of this Agreement and of the Escrow Agreement."

          Section 1.5(b) of the Stock Purchase Agreement is amended to read in full as follows:

          "(b) Parent (on behalf of Purchaser and Note
Purchaser), Purchaser and Note Purchaser, as appropriate, will deliver to (i) the Escrow Agent (who shall hold such cash sums in escrow pending Closing on the terms and subject to the conditions set forth in the Escrow Agreement) the Cash Consideration and the Surplus Note Consideration, and
(ii) Seller's Lawyers (who shall hold such documents in escrow and, in the case of documents to be dated the Closing Date, undated, to the order of Purchaser and Note Purchaser pending Closing on the terms and subject to the conditions set forth in the Lawyers' Escrow Instruction Letter) (A) a share certificate or share certificates for the Initial Parent Shares in the name of Seller or such affiliate or affiliates of Seller as Seller may direct and accompanied by any requisite transfer tax stamps, (B) the certificate referred to in Section 8.3.7 of this Agreement, (C) the Indemnification Agreement duly executed and delivered by Parent, (D) the License Agreement, duly executed and delivered by Parent, and (E) such other documents and instruments required to be delivered by Parent under the terms of this Agreement."

          Section 1.7(b) of the Stock Purchase Agreement is amended to read in full as follows:

          "(b) (i)  The Escrow Agent shall transfer the Cash
Consideration and Surplus Note Consideration to such bank account as Seller may direct; and

          (ii) Seller's Lawyers shall date and release to Seller all of the documents and instruments referred to in
Section 1.5(b)(ii) above."

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          The reference to "Escrow Account" set forth in
Section 2.1(b) of the Stock Purchase Agreement shall be deemed to be deleted.

          Notwithstanding Sections 1.8(c) and 1.8(d) of the Stock Purchase Agreement, each of the Parent and Seller agree (x) to endeavor to mutually agree upon an amount, if any, that shall constitute the Impaired Security Purchase Price Adjustment for purposes of Section 1.8(a) of the Stock Purchase Agreement within 20 days following the Closing Date, and (y) that the Valuation Expert shall not be required to be engaged until the date that is 21 days after the Closing Date, provided that no Valuation Expert shall be required to be engaged if Parent and Seller reach the mutual agreement within the 20-day period referenced in clause (x) above. The reference in the first sentence of Section 1.8(f) of the Stock Purchase Agreement to "final determination of any adjustment pursuant to this Section 1.8" shall be deemed to mean final determination of any adjustment pursuant to Section 1.8 of the Stock Purchase Agreement or the date upon which Parent and Seller reach the mutual agreement referenced in clause (x) above, as the case may be. In the event that Parent and Seller do not reach the mutual agreement within the 20-day period referenced in clause (x) above, the reference to "Escrow Closing Date" in the second sentence of Section 1.8(c) of the Stock Purchase Agreement and to "Closing Date" in the second sentence of
Section 1.8(d) of the Stock Purchase Agreement shall be deemed to mean the date that is 21 days after the Closing Date.

          Except as amended hereby, the Stock Purchase
Agreement shall remain in full force and effect.

          This letter agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW
YORK.

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     If the foregoing is acceptable to you, please execute a
copy of this letter agreement in the space below, at which time this instrument will constitute a binding agreement between us with effect as of the date first above written.

                              Very truly yours,

                              ST. PAUL FIRE AND MARINE
                                   INSURANCE COMPANY

                              By:  /s/ Bruce A. Backberg
                                       -----------------
                                    Name:  Bruce A. Backberg
                                    Title: Senior Vice President and
                                            Corporate Secretary


ACCEPTED AND AGREED BY

OLD MUTUAL PLC


By:    /s/ M.C. Murray
           -----------
        Name:  M.C. Murray
        Title:  Corporate Group Secretary



OLD MUTUAL U.S. LIFE HOLDINGS, INC.


By:    /s/ Guy Barker
           -----------
        Name:  Guy Barker
        Title:  President


By:    /s/ Guy Barker
           ----------
        Name:  Guy Barker
        Title:  President